Exhibit 10.7

EXECUTION VERSION

SERVICES AGREEMENT

between

CENTERPOINT ENERGY, INC.

and

CENTERPOINT ENERGY FIELD SERVICES LP

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is effective as of May 1, 2013 (“Effective Date”) between CenterPoint Energy, Inc., a Texas corporation (“CNP”), and CenterPoint Energy Field Services LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, on March 14, 2013, CNP entered into that certain Master Formation Agreement by and among CNP, OGE Energy Corp., Bronco Midstream Holdings, LLC and Bronco Midstream Holdings II, LLC, dated as of March 14, 2013, as amended from time to time (the “Master Formation Agreement”) pursuant to which CNP agreed to cause, among other things, (i) CERC (as defined in the Master Formation Agreement) to contribute the outstanding equity interests of certain subsidiaries of CERC to CEFS (as defined in the Master Formation Agreement), and (ii) CEFS to be converted into the Partnership;

WHEREAS, prior to the Effective Date, CNP, or a Subsidiary (as defined in this Agreement) thereof provided certain services to the CNP Midstream Entities (as defined in the Master Formation Agreement); and

WHEREAS, during the term of this Agreement, CNP will provide or cause to be provided certain services to the Partnership Group (as defined in this Agreement);

NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

Definitions

As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Accounting Referee” is defined in Section 3.4.

“Affected Party” is defined in Article X.

“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Allocated Cost” shall mean, with respect to any given Service, the allocation of cost for such Service calculated in accordance with the CNP Cost Assignment Manual or other reasonable method, as determined by CNP in good faith.

“Annual Budget” has the meaning set forth in the LLC Agreement.

“Board” has the meaning set forth in the LLC Agreement.

“Business Day” shall mean any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“CNP” is defined in the preamble.

“CNP Cost Assignment Manual” shall mean, with respect to any Service provided to a CNP Midstream Entity, the applicable CenterPoint Energy 2012 Cost Center Assignment Manual dated March 8, 2012, as amended from time to time. For the avoidance of doubt, the costs allocated through the CNP Cost Assignment Manual are based on actual costs recognized under U.S. generally accepted accounting principles and do not include a mark-up or other element of profit.

“CNP Entities” shall mean CNP and its Affiliates and their respective Subsidiaries (other than any member of the Partnership Group); and “CNP Entity” means any of the CNP Entities.

“CNP Indemnitees” is defined in Section 8.5.

“CNP Midstream Entities” has the meaning set forth in the Master Formation Agreement.

“Confidential Information” shall mean information regarded by that Party as proprietary or confidential, including, but not limited to, information relating to its business affairs, financial information and prospects; future projects or purchases; proprietary products, materials or methodologies; data; customer lists; system or network configurations; passwords and access rights; and any other information marked as confidential or, in the case of information verbally disclosed, verbally designated as confidential.

“Damages” is defined in Section 8.4.

“Direct Expenses” shall mean, with respect to any given Service, the direct expenses and expenditures that the CNP Entities incur or payments they make on behalf of the Partnership Group for such Service, including, but not limited to, salaries of personnel performing services on the Partnership Group’s behalf, the cost of employee benefits for such personnel and general and administrative expense associated with such personnel.

“Disinterested Director” shall mean the members of the board of directors of GP LLC that have not been designated by CNP.

“Effective Date” is defined in the preamble.

“Extension” is defined in Section 4.1.

“Force Majeure” shall mean an event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: is not within the reasonable control of the affected Party; is not the result of the fault or negligence of the affected Party; and could not, by the exercise of due diligence, have been overcome or avoided. “Force Majeure” excludes: lack of a market; unfavorable market conditions; and economic hardship.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable Party.

“GP LLC” means CNP OGE GP LLC, a Delaware limited liability company and general partner of the Partnership.

“Indemnified Party” is defined in Section 8.8.

“Indemnifying Party” is defined in Section 8.8.

“Initial Budget” has the meaning set forth in the LLC Agreement.

“Initial Term” is defined in Section 4.1.

“Law” shall mean all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the New York Stock Exchange).

“LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of CNP OGE GP LLC, dated as of the date hereof, as amended from time to time.

“Master Formation Agreement” is defined in the recitals.

“Notice” is defined in Article XII.

“Partnership” is defined in the preamble.

“Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of CenterPoint Energy Field Services LP, as amended from time to time.

“Partnership Group” shall mean the Partnership and any Subsidiary of the Partnership, taken together.

“Partnership Indemnitees” is defined in Section 8.4.

“Party” and “Parties” are defined in the preamble.

“Person” shall mean any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, regardless of whether having legal status.

“Services” is defined in Section 2.1.

“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax” is defined in Section 3.6.

Article II

Services

Section 2.1 Scope of Services; Standard of Performance. Upon the terms and subject to the conditions set forth in this Agreement, CNP, acting directly and/or through its Affiliates and their respective employees, agents, contactors or independent third parties designated by any of them, agrees to provide or cause to be provided to the Partnership Group those services as set forth in Schedule A (the “Services”). The Services to be provided hereunder (including any Services provided by a third party under Section 2.4) shall be performed in a manner and at a level substantially consistent with the manner and level that such Services have been provided to the CNP Midstream Entities in the ordinary course of business during the 12-month period prior to the Effective Date.

Section 2.2 Reimbursement for Provision of Services. With respect to each Service, the Partnership will reimburse the CNP Entities for: (a) the Direct Expenses that the CNP Entities incur in connection with such Service and (b) if the Direct Expenses cannot reasonably be determined, or for costs and expenses other than Direct Expenses, the Allocated Cost for such Service.

Section 2.3 Cap on Reimbursement. Notwithstanding the provisions of Section 2.2, unless otherwise approved by the Board, the aggregate amount for which the CNP Entities shall be reimbursed for Services pursuant to Section 2.2 shall not exceed the amount budgeted by the

Partnership Group for such Services from the CNP Entities in (i) the Initial Budget, with respect to the period from January 1, 2013 through December 31, 2013 (which amounts are set forth in Schedule A), or (ii) any Annual Budget, with respect to the period covered thereby.

Section 2.4 Third Party Services. CNP shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder, provided that such subcontracting is consistent with the practice applied by CNP generally from time to time within its own organization. If subcontracting for a Service is not consistent with the practice applied by CNP generally from time to time within its own organization, or if the Services to be provided by a subcontractor are not to be performed in a manner and at a level substantially consistent with the manner and level that such Services have been provided to the Partnership in the ordinary course of business during the 12-month period prior to the Effective Date, then CNP shall give notice to the Partnership of its intent to subcontract such Service and the Partnership shall have 30 days to object to such subcontracting or to cancel such Service in accordance with Article IV hereof.

Section 2.5 Disclaimer of Warranty. THE PARTNERSHIP ACKNOWLEDGES THAT CNP IS NOT IN THE BUSINESS OF PROVIDING THE SERVICES AND THAT CNP IS PROVIDING THE SERVICES AS AN ACCOMMODATION TO THE PARTNERSHIP FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED IN THE MASTER FORMATION AGREEMENT. THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 2.6 Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that CNP may make changes from time to time in the manner of performing the Services if and to the extent CNP is making similar changes in performing similar services within its organization and if CNP furnishes to the Partnership substantially the same notice CNP provides applicable members of its organization respecting such changes.

Section 2.7 Service Boundaries and Scope.

(a) Except as provided in Schedule A: (a) CNP shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided in connection with the business of the Partnership Group as of the Effective Date; and (b) the Services shall be available only for purposes of conducting the business of the Partnership Group substantially in the manner it was conducted as of the Effective Date. Except as provided in Schedule A, in providing, or causing to be provided, the Services, in no event shall CNP be obligated to do any of the following: (i) maintain the employment of any specific employee or hire additional employees; (ii) purchase, lease or license any additional equipment (including computer equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and other tangible personal property) or software; (iii) make modifications to its existing systems or software; (iv) provide the Partnership with access to any systems or software other than those to which the parties to the Master Formation Agreement had authorized access immediately prior to the Effective Date in relation to the conduct of the business; or (v) pay any costs related to the transfer or conversion of data of the Partnership; provided, however, that, in the event that any employees that are engaged in the provision of Services cease working for CNP or are reassigned to other work by CNP, CNP shall make reasonable efforts to replace such employees or otherwise to have the duties performed by such employees in connection with the Services continue to be provided, and that CNP shall make or cause to be made such repairs or modifications as are reasonably necessary to keep the equipment, systems or software used in providing the Services in working order. CNP shall not be required to perform Services hereunder that conflict with any applicable Law, contract or permit or policies of CNP or to which CNP is subject relating to business conduct and ethical practices.

(b) At all times during the performance of the Services, all persons performing such Services (including agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Partnership, and such persons shall not be considered or deemed to be an employee of the Partnership nor entitled to any employee benefits of the Partnership as a result of this Agreement. The responsibility of such persons is to perform the Services in accordance with this Agreement and, as necessary, to advise the Partnership in connection therewith, and such persons shall not be responsible for decision-making on behalf of the Partnership. Such persons shall be not be deemed to be under the management or direction of the Partnership.

Section 2.8 Cooperation. CNP and the Partnership shall cooperate with one another and provide such further assistance as the other Party may reasonably request in connection with the provision of Services hereunder.

Section 2.9 Access. During the term of this Agreement and for so long as any Services are being provided to the Partnership Group by CNP, each of the Parties will provide the other Party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to it and its employees, representatives, facilities and books and records as the other Party and its representatives may reasonably request in order to perform and receive the Services.

Article III

Invoicing and Payment.

Section 3.1 Invoicing. As soon as practicable after the end of each month, CNP will provide the Partnership with an invoice stating the payment obligations incurred hereunder during the preceding month. The invoice shall set forth in reasonable detail for the period covered by such invoice the following information: (i) the fees due for the Services rendered and any other charges due hereunder; (ii) the basis, in reasonable detail, for the calculation of the charges (which shall include, for the avoidance of doubt, the calculation of any Allocated Costs); and (iii) such additional information as the Partnership may reasonably request at least 30 days in advance of the invoice date for a particular Service. Upon written request, CNP will promptly provide to the Partnership reasonable detail and support documentation to permit the Partnership to verify the accuracy of an invoice.

Section 3.2 Payment. All invoices provided to the Partnership pursuant to Section 3.1 shall be due and payable 30 days from the date of the applicable invoice. Charges not paid when due shall bear interest at the rate of 10% per annum from the due date until the date they are paid. Any preexisting obligation to make payment for any Services provided and fees and charges due hereunder shall survive the termination of this Agreement.

Section 3.3 Objection. The Partnership may object to any amounts for any Service at any time before, at the time of or after payment is made, provided such objection is made in writing to CNP within 30 days following the date of the disputed invoice. The Partnership shall timely pay the disputed items in full pending resolution of the dispute in accordance with Section 3.4. Payment of any amount shall not constitute approval thereof. Neither Party shall have a right of set-off against the other Party for billed amounts hereunder.

Section 3.4 Dispute Resolution. In the event of an invoicing or payment dispute, the Partnership shall promptly notify CNP in writing of such disputed item and the reasons for the dispute. The Parties shall, during the 15 days after such notice, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If the Parties are unable to reach agreement within such period, they shall promptly thereafter cause a nationally recognized accounting firm agreeable to the Parties (the “Accounting Referee”) to review this Agreement and the disputed items or amounts. The Accounting Referee shall deliver to the Parties as promptly as practicable (but in any event no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth the Accounting Referee’s determination of the appropriate resolution of the dispute. Such determination shall be final and binding upon the Parties. The cost of such review and report shall be borne equally by each Party involved in the dispute.

Section 3.5 Error Correction. CNP shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges; provided, however, that any errors or omissions the correction of which would result in additional or increased charges or fees for Services must be corrected within two years after the date of the related invoice.

Section 3.6 Taxes. All transfer taxes, excises, fees or other charges (including value added, sales, use or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity or capital of CNP), or any increase therein, now or hereafter imposed directly or indirectly by Law upon any fees paid hereunder for Services, which CNP is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to the Partnership as an explicit surcharge and shall be paid by the Partnership in addition to any payment of fees for Services, whether included in the applicable payment of fees for Services, or added retroactively. If the Partnership submits to CNP a timely and valid resale or other exemption certificate reasonably acceptable to CNP and sufficient to support the exemption from Tax, then such Tax will not be added to the fee for Services payable pursuant to Section 3.1; provided, however, that if CNP is ever required to pay such Tax, the Partnership will promptly reimburse CNP for such Tax, including any interest, penalties and attorney’s fees related thereto. The Parties will cooperate to minimize the imposition of any Taxes.

Article IV

Term and Termination

Section 4.1 Term. The initial term of this Agreement will be for a period of three years, commencing on the Effective Date and ending on the third anniversary of the Effective Date (“Initial Term”). At the conclusion of the Initial Term, the term of this Agreement will automatically extend from year-to-year (each, an “Extension”), unless terminated by the Partnership with at least 90 days’ notice prior to the end of such term, as extended.

Section 4.2 Termination for Convenience. The Partnership, if approved by the Board, may terminate this Agreement or the provision of any Service by providing CNP with at least 180 days’ notice of its election to terminate this Agreement or any Service.

Section 4.3 Termination for Default.

(a) Default. A Party will be in default if:

(i) the Party fails to perform any of its material obligations set forth in this Agreement and such failure is not cured within 15 Business Days after notice thereof (which notice will describe such failure in reasonable detail) is received by such Party; or

(ii) the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced), (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (E) is generally unable to pay its debts as they fall due.

(b) Termination. If a Party is in default as described in Section 4.3(a), the non-defaulting Party may: (i) terminate this Agreement upon notice to the defaulting Party; (ii) withhold any payments due to the defaulting Party under this Agreement; and (iii) pursue any other remedy at law or in equity.

Section 4.4 Effect of Termination. Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement will terminate; provided, however, termination will not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives termination. The following provisions of this Agreement will survive the termination of this Agreement indefinitely: Article VII, Article VIII, Article IX, and Article XI.

Article V

Representations and Warranties

Section 5.1 Representations and Warranties of CNP. CNP represents and warrants that as of the Effective Date and the first day of each Extension:

(a) It is duly formed, validly existing and in good standing under the Laws of the state of its formation;

(b) This Agreement constitutes a legal, valid and binding obligation enforceable against it in according with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c) The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and does not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject, or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

Section 5.2 Representations and Warranties of the Partnership. The Partnership represents and warrants that as of the Effective Date and the first day of each Extension:

(a) It is duly formed, validly existing and in good standing under the laws of the state of its formation;

(b) This Agreement constitutes a legal, valid and binding obligation enforceable against it in according with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (ii) general principles of equity; and

(c) The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and does not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject, or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected.

Article VI

Relationship of the Parties

This Agreement does not form a partnership or joint venture between the Parties. This Agreement does not make CNP an agent or a legal representative of any member of the Partnership Group. CNP will not assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of any member of the Partnership Group. It is the intent of the Parties that with respect to performing the Services hereunder, CNP is an independent contractor, and shall provide the Services in accordance with the reasonable instructions provided by authorized representatives of the Partnership, subject to the provisions of this Agreement.

Article VII

Audit

CNP will maintain in good order any and all books and records regarding the Services. The Partnership may audit, or cause to be audited, the books and records of CNP related to this Agreement, upon 15 Business Days’ notice to CNP, to verify compliance with the provisions of this Agreement and to verify the accuracy of any amounts invoiced under this Agreement that exceed the amounts budgeted in the Initial Budget or Annual Budget, as applicable; provided, however, that all invoices provided to the Partnership pursuant to this Agreement shall be paid when due regardless of whether such invoices are under audit pursuant to this Article VII. CNP will make available its relevant books and records and use commercially reasonable efforts to assist the Partnership in conducting such audit.

Article VIII

Indemnification.

Section 8.1 Personal Injury. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) FREE AND HARMLESS FROM AND AGAINST ALL DAMAGES (AS DEFINED BELOW) IN CONNECTION HEREWITH IN RESPECT OF INJURY TO OR DEATH OR SICKNESS OF ANY EMPLOYEE, AGENT OR REPRESENTATIVE OF THE INDEMNIFYING PARTY, ITS AFFILIATES OR THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY TIER, ARISING IN THE PERFORMANCE HEREOF AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

Section 8.2 Property Damage. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) HARMLESS FROM AND AGAINST ALL DAMAGES (AS DEFINED BELOW) TO SUCH INDEMNIFYING PARTY’S PROPERTY OR PROPERTY OF ITS AFFILIATES, THEIR CONTRACTORS OR SUBCONTRACTORS OF ANY TIER OR THEIR RESPECTIVE EMPLOYEES, AGENTS OR REPRESENTATIVES, ARISING IN THE PERFORMANCE HEREOF AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OF THE INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.

Section 8.3 Third Party Claims. EACH PARTY (AS AN INDEMNIFYING PARTY) SHALL ASSUME ALL LIABILITY FOR AND SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS AND AGENTS (ALL AS INDEMNIFIED PARTIES) HARMLESS FROM AND AGAINST ALL DAMAGES (AS DEFINED BELOW) ARISING FROM, CONNECTED WITH OR UNDER THIS AGREEMENT AND ARISING IN FAVOR OF OR ASSERTED BY THIRD PARTIES ON ACCOUNT OF PERSONAL INJURY, DEATH OR DAMAGE TO PROPERTY OF SUCH THIRD PARTIES TO THE EXTENT ANY SUCH INJURY, DEATH OR DAMAGE IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFYING PARTY.

Section 8.4 CNP’s Agreement to Indemnify. CNP agrees to and does hereby indemnify, defend and hold harmless the Partnership Group and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Partnership Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys’, experts’ and consultants’ fees and expenses as well as reasonable costs of investigation, sampling and defense) (collectively, “Damages”) asserted against or incurred by any Partnership Indemnitee as a result of or arising out of (i) any breach by CNP of this Agreement or (ii) the gross negligence or willful misconduct of CNP in providing the Services hereunder, except to the extent (A) CNP is entitled to indemnification under Section 8.1, Section 8.2 or Section 8.3 or (B) such liability, demand, claim, action or cause of action, assessment, loss, damage, cost or expense resulted from the gross negligence or willful misconduct of the Partnership Group.

Section 8.5 The Partnership’s Agreement to Indemnify. The Partnership agrees to and does hereby indemnify, defend and hold harmless CNP and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “CNP Indemnitees”) from and against all Damages asserted against or incurred by any CNP Indemnitee as a result of or arising out of any breach by the Partnership of this Agreement, except to the extent that (A) the Partnership is entitled to indemnification under Section 8.1, Section 8.2 or Section 8.3 or (B) such liability, demand, claim, action or cause of action, assessment, loss, damage, cost or expense resulted from the gross negligence or willful misconduct of CNP or its Subsidiaries (other than the GP LLC and the Partnership Group).

Section 8.6 Concurrent Liability. When any indemnity, defense, or hold harmless obligation results from joint or concurrent negligence, willful misconduct, or breach of this Agreement of both the Partnership and CNP, each Party’s indemnity, defense, and hold harmless obligations will be in proportion to its allocable share of negligence, willful misconduct, or breach of this Agreement.

Section 8.7 To the extent that any indemnification claim under this Article VIII involves a claim in which CNP and the Partnership are adverse, the Partnership’s rights and obligations shall be controlled by the Disinterested Directors. Both the Partnership and CNP agree to cause their designated members of the Board who are not Disinterested Directors to approve the actions of the Disinterested Directors with respect to any such claim.

Section 8.8 Indemnification Procedures.

(a) If a Party is entitled to indemnification under this Agreement (“Indemnified Party”), it will promptly after it becomes aware of facts giving rise to a claim for indemnification provide notice to the other Party (“Indemnifying Party”) specifying the nature of and the specific basis for such claim. Failure to so notify Indemnifying Party shall not relieve such Indemnifying Party from any liability which such Indemnifying Party may have to any Indemnified Party or otherwise, except to the extent that the Indemnifying Party has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure.

(b) The Indemnifying Party will have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Agreement, including the selection of counsel, determination of whether to appeal any decision of any court or similar authority, and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement will be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party for such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Agreement, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records, or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party will be construed as imposing an obligation on the Indemnified Party to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Agreement; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any losses for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any cash insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all cash amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

Section 8.9 Express Negligence Waiver. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

Article IX

Limitation of Liability

NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INDIRECT, REMOTE, SPECULATIVE, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING MULTIPLE OR TREBLE DAMAGES) UNDER ANY THEORY, ARISING OUT OF ACTIVITIES OR OBLIGATIONS UNDER OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE ACTS, OMISSIONS, NEGLIGENCE OR FAULT OF ANY PERSON.

Article X

Force Majeure

To the extent either Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Party as soon as reasonably practicable, then Affected Party will be excused from the performance with respect to any such obligations (other than the obligation to make payments). Each notice of Force Majeure sent by an Affected Party to the other Party will specify the event or circumstance of Force Majeure, the extent to which the Affected Party is unable to perform its obligations under this Agreement, and the steps being taken by the Affected Party to mitigate and to overcome the effects of such event or circumstances. The non-Affected Party will not be required to perform its obligations to the Affected Party corresponding to the obligations of the Affected Party excused by Force Majeure. A Party prevented from performing its obligations due to Force Majeure will use commercially reasonable efforts to mitigate and to overcome the effects of such event or circumstances and will resume performance of its obligations as soon as practicable.

Article XI

Confidentiality

CNP shall hold in strict confidence any Confidential Information it receives from the Partnership Group and may not disclose any Confidential Information to any Person, and the Partnership shall hold in strict confidence any Confidential Information it receives from CNP and may not disclose any Confidential Information to any Person, except in each case for disclosures (i) to comply with applicable Laws, (ii) to such Party’s Affiliates, officers, directors, employees, agents, advisers or representatives, but only if the recipients of such information have agreed to be bound by the provisions of this Article XI, (iii) of information that such Party has received from a source independent of the other Party and that such Party reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) to such Party’s existing and prospective lenders, existing and prospective investors, attorneys, accountants, consultants and other representatives with a need to know such information (including a need to know for such Party’s own purposes), provided, however, that such Party’s shall be responsible for such person’s use and disclosure of any such information, or (v) of information that is already known to the public through no violation of this Agreement or any other confidentiality agreement of the disclosing Party.

Article XII

Notices

Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to the Partnership, addressed to:

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, TX 77002

Attention: Chief Financial Officer

Fax (713) 207-9680

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: J. David Kirkland

Telecopy: (713) 229-1522

and

OGE Enogex Holdings LLC

321 North Harvey

P.O. Box 321

Oklahoma City, Oklahoma 73101-0321

Attention: Sean Trauschke

Telecopy: (405) 553-3760

with a copy to (which shall not constitute notice):

Jones Day

717 Texas Avenue, Suite 3300

Houston, Texas 77002

Attention: James E. Vallee

Telecopy: (832) 239-3600

If to CNP, addressed to:

CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, TX 77002

Attention: Chief Financial Officer

Fax (713) 207-9680

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: J. David Kirkland

Telecopy: (713) 229-1522

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Article XIII

Miscellaneous

Section 13.1 No Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.2 Amendment. No amendment to this Agreement will be effective unless made in writing and signed by both Parties.

Section 13.3 Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

Section 13.4 Assignment. Neither Party may assign, transfer or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise) without the consent of the other Party. Any attempted assignment, transfer or alienation in violation of this Agreement shall be null, void and ineffective.

Section 13.5 Further Assurances. Each Party will, at the request of the other Party, execute and deliver, or cause to be executed and delivered, such document and instruments as may be necessary to make effective the transactions contemplated by this Agreement

Section 13.6 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 13.7 Construction.

(a) The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The Schedule attached to this Agreement is hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to a “Schedule” followed by a letter refer to the specified Schedule to this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

(b) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (iv) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis and as amended from time to time. If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any Party hereto is also a reference to such Party’s permitted successors and assigns.

(c) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 13.8 Governing Law. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflict of Laws that would require an application of another state’s laws. Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 13.9 No Third Party Beneficiaries. Except for the rights of Indemnified Parties hereunder, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Partnership, CNP, any Subsidiary or Affiliate of CNP providing Services hereunder, and Subsidiaries or Affiliates of the Partnership receiving Services hereunder, or their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (except as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement.

Section 13.10 Entire Agreement. This Agreement and the exhibits and schedules hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof.

[Signatures of the Parties follow on the next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above:

CENTERPOINT ENERGY FIELD SERVICES LP By: CNP OGE GP LLC, its general partner

By:	/s/ David M. McClanahan
Name: David M. McClanahan Title: Interim Chairman

CENTERPOINT ENERGY, INC.

By:	/s/ Gary L. Whitlock
Name: Gary L. Whitlock Title: Executive Vice President and Chief Financial Officer